Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2018 First Quarter Results; Reaffirms Fiscal 2018 Outlook

•	Revenue Increased 22.4% to $256.6 Million in Q1 Fiscal 2018; Revenue Growth of 3.0% Pro-forma for Fleet

•	Adjusted EPS Increased 12% to $0.66; GAAP Q1 Diluted EPS of $0.63

•	Cash Flow From Operations Increased to $54.1 Million in Q1; Adjusted Free Cash Flow of $56.5 Million

•	Reaffirms Full Year FY’18 Revenue, Adjusted Cash Flow and Adjusted EPS Outlook

TARRYTOWN, N.Y.--(BUSINESS WIRE)--August 3, 2017-- Prestige Brands Holdings, Inc. (NYSE:PBH) today reported financial results for its first quarter ended June 30, 2017.
“Our first quarter financial and operating performance delivered a strong start to the year, and we are pleased with our 3% adjusted revenue growth driven by solid consumption trends across the portfolio. Strong top-line, cash flow and profit results combined with our outlook for the remainder of fiscal 2018 position us well to achieve our guidance objectives for the full fiscal year,” said Ron Lombardi, Chief Executive Officer of Prestige Brands.
First Fiscal Quarter Ended June 30, 2017
Reported revenues in the first quarter of fiscal 2018 increased 22.4% to $256.6 million, compared to $209.6 million in the first quarter of fiscal 2017. Revenues for the quarter were driven by continued strong consumption levels across the Company’s legacy core brands and incremental revenue from the Fleet acquisition, which was partially offset by the divestitures of several non-core brands during fiscal 2017. The Fleet transaction contributed $54.9 million in revenues to first quarter performance and added approximately 100 basis points of pro-forma revenue growth to the legacy organic growth level of 2.0% for the quarter versus the prior year.
Reported gross profit margin in the first quarter fiscal 2018 was 55.9%, with adjusted gross profit margin of 56.9% excluding adjustments related to the Fleet transition and integration, compared to 58.0% for the first quarter of fiscal 2017. The gross profit margin year-over-year decline was primarily attributable to the addition of the high growth Fleet portfolio.
Advertising & promotion expense for the first quarter 2018 was $36.9 million, or 14.4% of sales, compared to $27.6 million or 13.2% of sales in the prior year. Higher advertising and promotion expense as a percentage of sales was attributable to ongoing investments behind the Company’s long-term brand building strategy.
Reported net income for the first quarter of fiscal 2018 totaled $33.8 million versus the prior year comparable quarter’s net loss of $5.5 million, which included a non-cash after-tax charge of $35.5 million (net of a tax benefit of $19.9 million) related to the divestiture of three non-core brands. Diluted earnings per share of $0.63 for the first quarter of fiscal 2018 compared to a $0.10 loss per share in the prior year comparable period. Non-GAAP adjusted net income for the first quarter of fiscal 2018 was $35.5 million, an increase of 13.1% over the prior year period’s adjusted net income of $31.4 million. Non-GAAP adjusted earnings per share were $0.66 per share for the first quarter of fiscal 2018 compared to $0.59 per share in the prior year comparable period.

Adjustments to net income in the first quarter of fiscal 2018 and fiscal 2017 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments.
Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the first fiscal quarter of 2018 increased to $54.1 million from $51.3 million during the same period a year earlier due to continued growth in the legacy business and incremental cash flow related to the Fleet acquisition, partially offset by the loss of cash flow from divested brands. Non-GAAP adjusted free cash flow for the first fiscal quarter of 2018 was $56.5 million, up from $50.7 million in the prior year comparable quarter.
The Company's net debt position as of June 30, 2017 was approximately $2.1 billion, which increased versus the prior year driven by the acquisition of Fleet. At June 30, 2017 the Company's covenant-defined leverage ratio was approximately 5.6x, supported by the Company’s consistent and industry-leading free cash flow.
Segment Review
North American OTC Healthcare: Segment revenues totaled $215.8 million for the first quarter of fiscal 2018, 25.4% higher than the prior year comparable quarter's revenues of $172.1 million. The first quarter fiscal 2018 result was favorably impacted by increased consumption among the majority of core OTC brands as well as revenues from the acquisition of Fleet, partially offset by divestitures of non-core OTC brands.
International OTC Healthcare: Segment fiscal Q1 2018 revenues totaled $20.9 million, 32.2% higher than the $15.8 million reported in the prior year comparable period. First quarter revenues included an incremental benefit associated with revenues from the Fleet transaction, partially offset by a foreign currency headwind.
Household Cleaning: Segment revenues totaled $19.9 million for the first quarter of fiscal 2018 compared with first quarter fiscal 2017 revenues of $21.7 million, a decrease of 8.4%. Household segment revenues were unfavorably impacted by the loss of revenues associated with divestitures and the effects of currency.
Commentary and Outlook for Fiscal 2018
Ron Lombardi, CEO, stated, “We are pleased with the year-to-date trends in both our legacy Prestige portfolio, which grew 2%, and the Fleet acquisition. Fleet was a key cornerstone to our portfolio evolution in fiscal 2017 and allowed us to achieve our long-term target portfolio mix of 85% invest-for-growth and 15% manage-for-cash brands. In our first full quarter of ownership Fleet has exhibited strong revenue growth consistent with our expectations and the integration into our business is largely complete. When added to the solid performance of our legacy business, Fleet enabled us to achieve revenue growth at the high-end of our long-term target of 2% to 3%.”
“Our solid quarterly results and consumer takeaway, in a challenging retail environment, gives us increased conviction in our ability to achieve our fiscal 2018 guidance. Accordingly, we are reaffirming our fiscal 2018 expectation for total reported top-line growth of 18% to 20% and pro-forma revenue growth including Fleet of 2.0% to 2.5%. We are also reaffirming our fiscal 2018 adjusted earnings per share guidance in the range of $2.58 to $2.68 and projected adjusted free cash flow of $205 million or more. As has been our practice, we plan to continue using our industry-leading free cash flow to pay down debt and build

M&A capacity,” Mr. Lombardi added. “We look forward to executing against our three pillar strategy as the year progresses and continuing to create long-term value for our stakeholders,” he concluded.

Fiscal 2018 Full-Year Outlook
Revenue Growth	18% to 20%
Adjusted E.P.S.*	$2.58 to $2.68
Adjusted Free Cash Flow*	$205 million or more

Fiscal Q1 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its first quarter results today, August 3, 2017 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 48231229. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.
Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 48231229.
Non-GAAP Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.
Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, adjusted earnings per share and adjusted free cash flow, the Company’s ability to meet organic growth targets, the Company’s use of free cash flow to pay down debt and build M&A capacity, and the success of the Company’s acquisition of Fleet and its brand building efforts. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, the failure to successfully integrate the Fleet brands, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and suppliers to meet demand for its products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2017, Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and other periodic reports filed with the Securities and Exchange Commission.
About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company's brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2017	2016
Revenues
Net sales	$256,487	$208,770
Other revenues	86	805
Total revenues	256,573	209,575

Cost of Sales
Cost of sales excluding depreciation	111,757	87,984
Cost of sales depreciation	1,340	—
Cost of sales	113,097	87,984
Gross profit	143,476	121,591

Operating Expenses
Advertising and promotion	36,944	27,635
General and administrative	20,336	19,457
Depreciation and amortization	7,167	6,832
Loss on divestitures	—	55,453
Total operating expenses	64,447	109,377
Operating income	79,029	12,214

Other (income) expense
Interest income	(69)	(57)
Interest expense	26,410	21,184
Total other expense	26,341	21,127
Income (loss) before income taxes	52,688	(8,913)
Provision (benefit) for income taxes	18,929	(3,382)
Net income (loss)	$33,759	$(5,531)

Earnings (loss) per share:
Basic	$0.64	$(0.10)
Diluted	$0.63	$(0.10)

Weighted average shares outstanding:
Basic	53,038	52,881
Diluted	53,509	52,881

Comprehensive income (loss), net of tax:
Currency translation adjustments	1,119	(5,824)
Unrecognized net gain on pension plans	1	—
Total other comprehensive (loss) income	1,120	(5,824)
Comprehensive income (loss)	$34,879	$(11,355)

Prestige Brands Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands) Assets	June 30, 2017	March 31, 2017
	(Unaudited)
Current assets
Cash and cash equivalents	$44,135	$41,855
Accounts receivable, net of allowance of $13,556 and $13,010, respectively	134,725	136,742
Inventories	118,707	115,609
Prepaid expenses and other current assets	30,658	40,228
Total current assets	328,225	334,434

Property, plant and equipment, net	50,469	50,595
Goodwill	615,451	615,252
Intangible assets, net	2,898,273	2,903,613
Other long-term assets	7,143	7,454
Total Assets	$3,899,561	$3,911,348

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$62,738	$70,218
Accrued interest payable	8,414	8,130
Other accrued liabilities	82,465	83,661
Total current liabilities	153,617	162,009

Long-term debt
Principal amount	2,172,000	2,222,000
Less unamortized debt costs	(26,591)	(28,268)
Long-term debt, net	2,145,409	2,193,732

Deferred income tax liabilities	724,545	715,086
Other long-term liabilities	17,443	17,972
Total Liabilities	3,041,014	3,088,799

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,352 shares at June 30, 2017 and 53,287 shares at March 31, 2017	533	533
Additional paid-in capital	460,401	458,255
Treasury stock, at cost - 352 shares at June 30, 2017 and 332 shares at March 31, 2017	(7,621)	(6,594)
Accumulated other comprehensive loss, net of tax	(25,232)	(26,352)
Retained earnings	430,466	396,707
Total Stockholders' Equity	858,547	822,549
Total Liabilities and Stockholders' Equity	$3,899,561	$3,911,348

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2017	2016
Operating Activities
Net income (loss)	$33,759	$(5,531)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,507	6,832
Loss on divestitures	—	55,453
Loss on disposals of property and equipment	490	—
Deferred income taxes	9,225	(9,660)
Amortization of debt origination costs	1,746	2,231
Excess tax benefits from share-based awards	302	550
Stock-based compensation costs	1,713	1,940
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	1,543	5,151
Inventories	(2,899)	(4,327)
Prepaid expenses and other current assets	9,604	5,697
Accounts payable	(8,024)	(3,401)
Accrued liabilities	(1,558)	(3,634)
Noncurrent assets and liabilities	(287)	—
Net cash provided by operating activities	54,121	51,301

Investing Activities
Purchases of property, plant and equipment	(2,554)	(895)
Acquisition of Fleet escrow payment	970	—
Net cash used in investing activities	(1,584)	(895)

Financing Activities
Term loan repayments	(50,000)	(50,000)
Payments of debt origination costs	—	(9)
Proceeds from exercise of stock options	433	3,405
Fair value of shares surrendered as payment of tax withholding	(1,027)	(1,395)
Net cash used in financing activities	(50,594)	(47,999)

Effects of exchange rate changes on cash and cash equivalents	337	(760)
Increase in cash and cash equivalents	2,280	1,647
Cash and cash equivalents - beginning of period	41,855	27,230
Cash and cash equivalents - end of period	$44,135	$28,877

Interest paid	$24,298	$18,337
Income taxes paid	$2,230	$1,357

Prestige Brands Holdings, Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$215,815	$20,898	$19,860	$256,573
Cost of sales	86,501	9,950	16,646	113,097
Gross profit	129,314	10,948	3,214	143,476
Advertising and promotion	32,808	3,690	446	36,944
Contribution margin	$96,506	$7,258	$2,768	106,532
Other operating expenses				27,503
Operating income				79,029
Other expense				26,341
Income before income taxes				52,688
Provision for income taxes				18,929
Net income				$33,759
*Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$172,080	$15,804	$21,691	$209,575
Cost of sales**	64,234	6,948	16,802	87,984
Gross profit	107,846	8,856	4,889	121,591
Advertising and promotion	25,040	2,124	471	27,635
Contribution margin	$82,806	$6,732	$4,418	93,956
Other operating expenses***				81,742
Operating income				12,214
Other expense				21,127
Loss before income taxes				(8,913)
Benefit for income taxes				(3,382)
Net loss				$(5,531)
* Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.
**Certain immaterial amounts related to cost of sales were reclassified between the International OTC Healthcare segment and the North American OTC Healthcare segment. There were no changes to the condensed consolidated financial statements for any periods presented.
***Other operating expenses includes a pre-tax loss on sale of assets of $55.5 million recognized for assets held for sale related to Pediacare, New Skin and Fiber Choice. These assets and corresponding contribution margin are included within the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues on a constant currency basis, Constant Currency Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Proforma Revenues on a constant currency basis, Constant Currency Non-GAAP Proforma Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•
Non-GAAP Organic Revenues on a constant currency basis: GAAP Total Revenues excluding revenues associated with products acquired or divested in the periods presented and excluding the impact of foreign currency exchange rates.

•
Constant Currency Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues on a constant currency basis from prior year divided by prior year Non-GAAP Organic Revenues on a constant currency basis.

•	Non-GAAP Proforma Revenues on a constant currency basis: Non-GAAP Organic Revenues on a constant currency basis plus revenues associated with acquisitions.

•
Constant Currency Non-GAAP Proforma Revenue Growth Percentage: Calculated as the change in Non-GAAP Proforma Revenues on a constant currency basis from prior year divided by prior year Non-GAAP Proforma Revenues on a constant currency basis.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•
Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain other legal and professional fees, integration, transition and other acquisition related costs and divestiture costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain other legal and professional fees, integration, transition and other acquisition related costs, divestiture costs, and gain/loss on divestitures.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain other legal and professional fees, integration, transition and other acquisition related costs, divestiture costs, gain/loss on divestitures, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and divestitures.

•	Net Debt: Calculated as total principal amount of debt outstanding of ($2,172,000 at June 30, 2017) less cash and cash equivalents ($44,135 at June 30, 2017). Amounts in thousands.
The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues on a Constant Currency basis and Non-GAAP Proforma Revenues on a Constant Currency Basis and related growth percentages:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP Total Revenues	$256,573	$209,575
Revenue Growth	22.4%
Adjustments:
Revenues associated with acquisitions (1)	(54,887)	—
Revenues associated with divested brands(2)	—	(11,039)
Impact of foreign currency exchange rates (3)	—	(752)
Non-GAAP Organic Revenues on a constant currency basis	$201,686	$197,784
Constant Currency Non-GAAP Organic Revenue Growth	2.0%

Non-GAAP Organic Revenues on a constant currency basis	$201,686	$197,784
Revenues associated with acquisitions (4)	54,887	51,201
Non-GAAP Proforma Revenues on a constant currency basis	$256,573	$248,985
Constant Currency Non-GAAP Proforma Revenue Growth	3.0%
(1) Revenues of our Fleet acquisition are excluded for purposes of calculating Non-GAAP organic revenues on a constant currency basis. These revenue adjustments relate to our North American and International OTC Healthcare segments.
(2) Revenues of our divested brands have been excluded from the current year and the prior year for purposes of calculating Non-GAAP organic revenues on a constant currency basis. These revenue adjustments relate to our North American OTC Healthcare segment and our Household Cleaning segment.
(3) Foreign currency exchange rate adjustments relate to all segments.
(4) Revenues of our Fleet acquisition are included for purposes of calculating Non-GAAP proforma revenues on a constant currency basis. These revenue adjustments relate to our North American and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP Total Revenues	$256,573	$209,575

GAAP Gross Profit	$143,476	$121,591
Adjustments:
Integration, transition and other costs associated with acquisitions (1)	2,576	—
Total adjustments	2,576	—
Non-GAAP Adjusted Gross Margin	$146,052	$121,591
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	56.9%	58.0%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP Advertising and Promotion Expense	$36,944	$27,635
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	14.4%	13.2%
Adjustments:
Integration, transition and other costs associated with acquisitions (1)	39	—
Total adjustments	39	—
Non-GAAP Adjusted Advertising and Promotion Expense	$36,905	$27,635
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	14.4%	13.2%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired businesses.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP General and Administrative Expense	$20,336	$19,457
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	7.9%	9.3%

Adjustments:
Legal and professional fees associated with acquisitions and divestitures (1)	373	484
Integration, transition and other costs associated with acquisitions and divestitures (1)	211	1,641
Total adjustments	584	2,125
Non-GAAP Adjusted General and Administrative Expense	$19,752	$17,332
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	7.7%	8.3%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP Net Income (Loss)	$33,759	$(5,531)
Interest expense, net	26,341	21,127
Provision (benefit) for income taxes	18,929	(3,382)
Depreciation and amortization	8,507	6,832
Non-GAAP EBITDA	87,536	19,046
Non-GAAP EBITDA Margin	34.1%	9.1%
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	2,576	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	39	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	211	1,641
Legal and professional fees associated with acquisitions and divestitures (1)	373	484
Loss on divestitures	—	55,453
Total adjustments	3,199	57,578
Non-GAAP Adjusted EBITDA	$90,735	$76,624
Non-GAAP Adjusted EBITDA Margin	35.4%	36.6%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended June 30,
	2017	2017 Adjusted EPS	2016	2016 Adjusted EPS
(In thousands)
GAAP Net Income (Loss)	$33,759	$0.63	$(5,531)	$(0.10)
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold(1)	2,576	0.05	—	—
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(1)	39	—	—	—
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(1)	211	—	1,641	0.03
Legal and professional fees associated with acquisitions and divestitures (1)	373	0.01	484	0.01
Loss on divestitures	—	—	55,453	1.04
Tax impact of adjustments (2)	(1,167)	(0.02)	(20,658)	(0.39)
Normalized tax rate adjustment (3)	(302)	(0.01)	—	—
Total adjustments	1,730	0.03	36,920	0.69
Non-GAAP Adjusted Net Income and Adjusted EPS	$35,489	$0.66	$31,389	$0.59
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended June 30,
	2017	2016
(In thousands)
GAAP Net Income (Loss)	$33,759	$(5,531)
Adjustments:
Adjustments to reconcile net income (loss) to net cash provided by operating activities as shown in the Statement of Cash Flows	21,983	57,346
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(1,621)	(514)
Total adjustments	20,362	56,832
GAAP Net cash provided by operating activities	54,121	51,301
Purchases of property and equipment	(2,554)	(895)
Non-GAAP Free Cash Flow	51,567	50,406
Integration, transition and other payments associated with acquisitions and divestitures(1)	4,948	331
Non-GAAP Adjusted Free Cash Flow	$56,515	$50,737
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2018:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2018 Projected EPS
	Low	High
Projected FY'18 GAAP EPS	$2.51	$2.61
Adjustments:
Costs associated with Fleet integration(1)	0.07	0.07
Total Adjustments	0.07	0.07
Projected Non-GAAP Adjusted EPS	$2.58	$2.68
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2018 Projected Free Cash Flow
(In millions)
Projected FY'18 GAAP Net cash provided by operating activities	$210
Additions to property and equipment for cash	(10)
Projected Non-GAAP Free Cash Flow	200
Payments associated with acquisitions(1)	8
Tax effect of payments associated with acquisitions	(3)
Projected Non-GAAP Adjusted Free Cash Flow	$205
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.